EXHIBIT 99.1

 NEWS RELEASE

WaveRider Communications Inc.
(NASDAQ: WAVC)


   WaveRider Communications Inc. announces restructuring and refinancing plans -Company arranges bridge financing, rights offering and reduces staff by 50% -

TORONTO, September 24, 2001 - WaveRider Communications Inc. (NASDAQ: WAVC), a leading global provider of fixed wireless Internet access products, today announced it has established a restructuring and refinancing plan to ensure the Company's ongoing viability and future growth. Under the terms of the plan, the Company has arranged new short term financing, initiated a shareholders rights offering for longer term financing and implemented an immediate staff reduction.


The Company has commitments to date for the purchase in excess of $500,000 of promissory notes by certain large shareholders, officers and directors of the Company of a planned $1,000,000 total offering. The promissory notes are repayable in one year, bear interest at 8% plus a premium of 15% upon repayment and are secured through a general security interest in the assets of the Company. Each purchaser also receives one common share purchase warrant per dollar of notes invested.


In addition the Company has available to it an effective "shelf" registration statement which will allow for the sale of common shares. It is the Company's intent to utilize this registration statement, from time to time, to acquire additional working capital.

The Company has also announced it is in the process of submitting a filing to the Securities and Exchange Commission and to the securities administrators of Canada relating to the offering to its existing common shareholders of rights to subscribe for up to 14,000,000 units consisting of common shares and warrants.

The offering will be managed by Gruntal & Co., L.L.C., a full service investment banking and brokerage firm headquartered in New York City. Full details of the terms and conditions of the planned Shareholder Rights Offering are available in the company's SEC filings.

In order to further preserve cash during this phase, the Company also announced effective today that approximately 50% of its staff has been laid off in North America and Australia. In addition, the executive staff has agreed to waive all compensation and other key management personnel have agreed to a 25% pay reduction until the shareholder rights offering has been completed.

The Company's focus will be to provide sustaining engineering and to support and grow its current customer and prospect base in markets where it has been active. Engineering services will be maintained at the current high standards through the company's own dedicated service staff as well as through its continuing strategic alliances with General Dynamics and Scientech. WaveRider has successfully installed Last Mile Solution(R) (LMS) systems in Africa/Asia, Australia, Bermuda, Canada and the United States. Significant NCL distributors have also been established in these markets and in China.

                                     -more-

2/...

With the recent launch of the LMS3000, WaveRider has a complete product family that was developed over the last three years. Further development and enhancement of the LMS and NCL products, which operate in the license exempt 900 MHz and 2.4 GHz frequencies, will be carried out with a reduced R&D team. The planned evolution and expansion of these systems into other non-licensed and licensed frequencies will be put on hold until next year.

"With the continued downturn in the financial markets and the slowdown in the North American broadband market affecting our industry especially hard, it is necessary for us to make these very difficult decisions," said Bruce Sinclair, WaveRider President and CEO. "However, by purchasing the promissory notes and waiving compensation, we believe the officers and directors are actively showing their commitment to the Company. We are confident that we can overcome these short term financial hurdles, continue to grow the company and achieve profitable operations within the next twelve months," added Sinclair. "As the wireless broadband industry emerges from the current downturn, WaveRider will be well positioned as a global leader."

About WaveRider Communications Inc.
WaveRider Communications Inc. (www.waverider.com) is a leading wireless information technology company that develops, manufactures and markets products for data communications and Wireless Internet Networking (WIN). WaveRider's high performance products use direct sequence spread spectrum technology and operate in the license exempt 900 MHz and 2.4 GHz ISM frequency bands. NCL Series Wireless Bridges and Routers provide the wireless connection between single or multiple computer networks. Integrated network management features ensure data is quickly forwarded to its intended destination based on network conditions. WaveRider's LMS (Last Mile Solution(R)) Product Family connects wireless modems that offer high-speed connections to the Internet for business and residential customers. WaveRider is traded on the NASDAQ National Market, under the symbol WAVC.
                                      -30-
--------------------------------------------------------------------------------
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in an State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such States.

Except for the historical statements made herein, this release contains forward-looking statements that involve risks and uncertainties including the risks associated with the effect of changing economic conditions, trends in the development of the Internet as a commercial medium, market acceptance risks, realizing expected revenue, technological development risks, and seasonality. Risk factors also include the company's ability to secure additional financing; the company's history of losses; the company's ability to continue as a going concern if the rights offering is not successful and other sources of financing are unavailable; the company's ability to commercialize its products; the company's ability to compete successfully in the future against existing or new competitors; the company's ability to protect its intellectual property and the assurance that the rights granted under patents or copyrights that may be issued will provide sufficient protection to its intellectual property rights; the company's success in enhancing existing products and developing new products to keep up with the technological advances in the data communications industry; the continued availability of the license-exempt spectrum which is based on regulation by U.S. and foreign governments; the company's ability to avoid significant product liability exposure; the company's dependence on a limited number of third party manufacturers; the company's ability to execute its business plan and generate an overall profit and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K as amended. Due to these factors, actual results could differ materially from those expressed in forward looking statements by the company.